Exhibit 5.4

July 10, 2023

VBI Vaccines Inc.

160 Second Street, Floor 3

Cambridge, MA 02142

Ladies and Gentlemen:

We have acted as counsel to VBI Vaccines Inc. (the “Company”), a corporation incorporated under the Business Corporations Act (British Columbia), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s prospectus supplement, dated July 5, 2023 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3 (Registration No. 333-267109), initially filed on August 26, 2022 and declared effective by the Commission on September 6, 2022 (the “Registration Statement”). The Prospectus Supplement relates to the proposed issuance of (i) 1,818,182 common shares (the “RD Shares”) of the Company, no par value per share (the “Common Shares”), (ii) accompanying warrants (the “RD Warrants”) to purchase up to 1,818,182 Common Shares, and (iii) up to 1,818,182 Common Shares underlying the RD Warrants.

The RD Shares and the RD Warrants are being sold pursuant a securities purchase agreement, dated July 5, 2023, between the Company and Brii Biosciences Limited, an exempted company organized under the laws of the Cayman Islands (the “Securities Purchase Agreement”).

In rendering the opinion expressed herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of (i) the notice of articles and articles of the Company; (ii) certain resolutions of the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board related to the filing of the Prospectus Supplement, the authorization and issuance of the RD Warrants and related matters; (iii) the Registration Statement, including the prospectus, and all exhibits thereto; (iv) the Prospectus Supplement and the prospectus included in the Registration Statement (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”); (v) the Securities Purchase Agreement; (vi) the RD Warrants; (vii) a certificate executed by an officer of the Company, dated as of the date hereof; and (viii) such other corporate records of the Company, as we have deemed necessary or appropriate for the purposes of the opinion hereafter expressed.

As to questions of fact material to the opinion expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that when the RD Warrants have been issued and delivered in accordance with the Securities Purchase Agreement against payment in full of the consideration payable therefor pursuant to the Securities Purchase Agreement, the RD Warrants will constitute valid and legally binding obligations of the Company.

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VBI Vaccines Inc.

July 10, 2023

The opinion set forth above is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

The opinion expressed herein is limited to the laws of the State of New York as in effect on the date hereof, and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.4 to the Current Report on Form 8-K filed with the Commission on July 10, 2023 and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP